UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

CADENCE DESIGN SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

1-10606
(Commission file number)

Delaware (State or other jurisdiction of incorporation)	77-0148231 (I.R.S. Employer Identification Number)

2655 Seeley Avenue, Building 5 San Jose, California (Address of principal executive offices)	95134 (Zip Code)

Registrant’s telephone number, including area code: (408) 943-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On December 13, 2004, Cadence Design Systems, Inc. (“Cadence”) entered into an Employment Agreement (the “Employment Agreement”), effective as of October 1, 2004, with H. Raymond Bingham, Executive Chairman of the Board of Cadence. The Employment Agreement provides for Mr. Bingham’s employment as Executive Chairman of the Board (“Executive Chairman”) at an initial base salary of $800,000 per year, which is reviewed by the Board of Directors (the “Board”) or the Compensation Committee of the Board from time to time. Mr. Bingham will continue to participate in Cadence’s Senior Executive Bonus Plan at an annual target bonus equal to his base salary each year. The Employment Agreement also provides for Cadence’s indemnification of Mr. Bingham pursuant to a previously executed standard executive indemnification agreement and for Mr. Bingham to receive the same or greater benefits as the Board or Compensation Committee of the Board provides, or may determine to provide in the future, to Cadence’s President and Chief Executive Officer.

     Under the Employment Agreement, if Mr. Bingham’s employment as Executive Chairman is terminated other than (i) for “cause” (as defined in the Employment Agreement), (ii) on account of Mr. Bingham’s permanent disability or death, or (iii) voluntarily by Mr. Bingham for any reason other than in connection with a “constructive termination” (as defined in the Employment Agreement), Mr. Bingham is entitled to the benefits provided for in the Executive Transition and Release Agreement attached to the Employment Agreement as Exhibit A (the “Transition Agreement”) in exchange for his execution and delivery of the Transition Agreement. The Transition Agreement provides for the employment of Mr. Bingham for up to one year after his termination as a non-executive employee at a monthly salary of $2,125. In addition, the unvested options and outstanding stock awards held by Mr. Bingham that would have vested over the succeeding 30-month period immediately vest and become exercisable in full and no additional vesting of those options or stock awards will occur thereafter. Mr. Bingham will also receive a lump sum payment equal to 180% of his annual base salary at the highest rate in effect during his employment as Executive Chairman, and an amount equal to 180% of his annual target bonus at the highest target rate in effect during his employment as Executive Chairman, payable in twelve monthly pro rata installments. In addition, the Transition Agreement requires Mr. Bingham to comply with non-solicitation and non-competition provisions in favor of Cadence and to release Cadence from all claims related to his employment.

     If, within three months before or thirteen months after a “change in control” (as defined in the Employment Agreement), Mr. Bingham’s employment as Executive Chairman is terminated without “cause” (as defined in the Employment Agreement) or Mr. Bingham terminates his employment in connection with a “constructive termination” (as defined in the Employment Agreement), then, in exchange for Mr. Bingham’s execution and delivery of the Transition Agreement, all of Mr. Bingham’s unvested options and outstanding stock awards will immediately vest in full and become exercisable. In addition, Mr. Bingham will receive a lump sum payment equal to 250% of his annual base salary at the highest rate in effect during his employment as Executive Chairman, and an amount equal to 250% of his annual target bonus at the highest target rate in effect during his employment as Executive Chairman, payable in twelve monthly pro rata installments. All other provisions of the Transition Agreement as described in the paragraph above remain unchanged.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit
No.	Description
10.1	Employment Agreement between Cadence Design Systems, Inc. and H. Raymond Bingham, entered into on December 13, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2004

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ William Porter
William Porter
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Employment Agreement between Cadence Design Systems, Inc. and H. Raymond Bingham, entered into on December 13, 2004.